UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2006

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Plume Street, Norfolk, Virginia	23510
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 757-648-1600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

In connection with an offer to accredited investors of up to 350,000 shares of its common stock in a private placement transaction (the “Private Placement”), on December 21, 2006 Heritage Bankshares, Inc. (the “Company”) entered into binding commitments for the sale of all 350,000 available shares by accepting subscriptions from investors. The shares will be sold at a price of $15.50 per share, with the Company receiving total proceeds from the Private Placement of approximately $5.425 million. The Private Placement will close on December 27, 2006. No fee was paid to any underwriter, placement agent or finder in connection with the Private Placement.

The Private Placement was offered only to “accredited investors” under the Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock issued in connection with the Private Placement will not be registered under the Securities Act or any state securities laws, and will be subject to restrictions on transfer and may not be transferred except pursuant to registration under or exemptions from the registration requirements of the Securities Act and applicable state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, which exempts certain transactions by an issuer not involving any public offering. The Company did not engage in any public advertising or general solicitation in connection with the Private Placement. The Company provided the offerees with a confidential private placement memorandum, including certain reports filed with the Securities and Exchange Commission and other financial and business information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Bankshares, Inc.
(Registrant)

Date: December 21, 2006

/s/ John O. Guthrie
John O. Guthrie Chief Financial Officer